Exhibit 4.11

EXECUTION VERSION

DATED 17 February 2012

PIRANEMA L.L.C.

(as Borrower)

- and -

DNB BANK ASA

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

and others

(as Lenders)

- and -

DNB BANK ASA

(as Agent)

- and -

DNB BANK ASA

(as Security Agent)

- and -

DNB BANK ASA

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

and others

(as Mandated Lead Arrangers)

- and -

CREDIT SUISSE AG

ROYAL BANK OF CANADA

SKANDINAVISKA ENSKILDA BANKEN AB

(as Lead Arrangers)

- and -

DNB MARKETS, INC.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

(as Bookrunners)

- and -

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

and others

(as Swap Providers)

US$130,000,000 SECURED

CREDIT FACILITY

CONTENTS

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	17

3	Conditions of Utilisation	20

4	Advance	21

5	Repayment	22

6	Prepayment	22

7	Interest	25

8	Indemnities	28

9	Fees	32

10	Security and Application of Moneys	32

11	Representations and Warranties	34

12	Undertakings and Covenants	38

13	Events of Default	44

14	Assignment and Sub-Participation	51

15	The Agent, the Security Agent and the Lenders	55

16	Set-Off	65

17	Payments	65

18	Notices	68

19	Partial Invalidity	70

20	Remedies and Waivers	70

LOAN AGREEMENT

Dated: 17 February 2012

BETWEEN:

(1)	PIRANEMA L.L.C., a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (the “Borrower”);

(2)	the banks listed in Schedule 1, Part I each acting through its office at the address indicated against its name in Schedule 1, Part I (together the “Lenders” and each a “Lender”);

(3)	DNB BANK ASA acting as agent (in that capacity the “Agent”);

(4)	the banks listed in Schedule 1, Part III acting as mandated lead arrangers (in that capacity the “MLAs”);

(5)	the banks listed in Schedule 1, Part V acting as lead arrangers (in that capacity, the “Lead Arrangers”);

(6)	DNB BANK ASA acting as security agent (in that capacity the “Security Agent”);

(7)	the banks listed in Schedule 1, Part IV acting as bookrunners (the “Bookrunners” and each a “Bookrunner”); and

(8)	the banks listed in Schedule 1, Part II acting as swap providers (the “Swap Providers” and each a “Swap Provider”).

WHEREAS:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a term loan facility of one hundred and thirty million Dollars ($130,000,000), being seventy five per cent (75%) of the Contracted Fixed Cash Flow) to finance a portion of the Borrower’s acquisition cost of the FPSO “PIRANEMA SPIRIT”.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Account Charge” means the deed of charge referred to in Clause 10.1.8.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Approved Brokers” means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Fearnley AS, R.S. Platou AS and Kennedy Marr.

“Assignment” means the deed of assignment of Insurances, Earnings, Charter Rights and Requisition Compensation and of the benefit of the Charterer’s Assignment as referred to in Clause 10.1.2.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” means the amount of up to sixty five million Dollars (US$65,000,000) forming part or all of the Repayment Instalment to be repaid by the Borrower on the Maturity Date or on any other date when the Balloon Amount is repayable pursuant to the Loan Agreement.

“Bareboat Charter” means the bareboat charter for the Vessel executed or to be executed on the terms and conditions of which the Bareboat Charterer will bareboat charter the Vessel from the Borrower, as amended and/or restated from time to time.

“Bareboat Charterer” means Piranema Production AS (formerly Sevan Production AS) of Kittelsbuktveien 5, 4836 Arendal, Norway.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Basel and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement and which it notifies to the Borrower in writing.

“Charterer’s Assignment” means an assignment by the Bareboat Charterer to the Borrower of its interest in the Earnings, the Insurances and in any Requisition Compensation (as applicable).

“Charter Contract” means the charter contract for the Vessel dated 29 April 2005 and made between the Bareboat Charterer, the Operator and the Piranema Manager as amended, novated and/or restated from time to time.

“Charter Rights” means all rights and benefits accruing to the Borrower under or pursuant to the Bareboat Charter and not forming part of the Earnings.

“Commitment” means, in relation to a Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 or assumed by it in accordance with Clause 2.2 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Commitment Fee” means the commitment fee to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to Clause 9.1.

“Commitment Termination Date” means the date being one (1) month from the date of this Agreement, or such later date as the Lenders may in their discretion agree.

“Confirmation” in relation to any Transaction, has the meaning given in the relevant Master Agreement.

“Contracted Fixed Cash Flow” means the projected aggregate free cash flow from operations as at 1 January 2012, after projected operating expenses, available to service principal and interest under the Facility, expected to be generated from the Charter Contract.

“Credit Support Document” means any document described as such in a Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deed of Covenants” means the deed of covenants referred to in Clause 10.1.1.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Drawdown Date in accordance with Clause 4.2; or

(b)	which has otherwise rescinded or repudiated a Finance Document,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is, for a period not exceeding ten (10) Business Days, disputing in good faith whether it is contractually obliged to make the payment in question.

“Default Rate” means the rate set out in Clause 7.8.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 4.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower and/or the Bareboat Charterer in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Earnings Account” means the bank account opened or to be opened in the name of the Borrower with DNB Bank ASA, Oslo Branch for the payment of Earnings in relation to the Vessel.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Affiliate” means an agent or employee of the Borrower or the Bareboat Charterer or a person in a contractual relationship (but excluding the Operator and its Affiliates) with the Borrower or the Bareboat Charterer in respect of the Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of the Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility” means the secured term loan facility made available to the Borrower pursuant to this Agreement.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fee Letter” means any letter or letters dated on or around the date hereof setting out certain fees referred to in Clause 9.

“Finance Documents” means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the MLAs, the Lead Arrangers, the Bookrunners, the Swap Providers and the Lenders and “Finance Party” means any one of them.

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means (i) the TOO Group; and/or (ii) the Teekay Group (as applicable).

“Guarantees” means the Teekay Guarantee and the TOO Guarantee (each a “Guarantee”).

“Guarantor” means (i) TOO (under the TOO Guarantee) and (ii) Teekay (under the Teekay Guarantee) (together the “Guarantors”).

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 6.

“Increase Lender” has the meaning given to that term in Clause 2.2.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; any Master Agreement Liabilities; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded up to four decimal places) as supplied to the Agent at its request offered by the Reference Banks to leading banks in the London interbank market, for that Loan or other sum, and if any such rate is below zero, LIBOR shall be deemed to be zero at 11.00 a.m. London time two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreement” means any agreement(s) for the commercial and/or technical management of the Vessel entered into between the Borrower or the Bareboat Charterer and any Manager which is not the Piranema Manager or a management company which is wholly owned or controlled by either of the Guarantors.

“Manager’s Confirmation” means a written confirmation from a Manager of the Vessel (which is not a company controlled by either of the Guarantors) that throughout the Facility Period and unless otherwise agreed by the Agent, they will remain the commercial and/or technical managers of the Vessel and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial and/or technical management of the Vessel to any third party.

“Managers” means the Piranema Manager or a management company which is wholly owned by either of the Guarantors or such other commercial and/or technical managers of the Vessels nominated by the Borrower or the Bareboat Charterer as the Agent acting on the instructions of the Majority Lenders may approve.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 3.

“Margin” means three per cent (3%) per annum.

“Master Agreements” means any ISDA Master Agreement (or any other form of master agreement relating to interest rate transactions) entered into between any Swap Provider and the Borrower to hedge any exposure arising under this Agreement during the Facility Period including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

“Master Agreement Benefits” means all benefits whatsoever of the Borrower under or in connection with a Master Agreement including, without limitation, all moneys payable to the Borrower under such Master Agreement and all claims for damages in respect of any breach by any Swap Provider of such Master Agreement.

“Master Agreement Charge” means the master agreement deed of charge referred to in Clause 10.1.6.

“Master Agreement Liabilities” means at any relevant time all liabilities of the Borrower to any Swap Provider under or pursuant to a Master Agreement or any Transaction, whether actual or contingent, present or future.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the relevant Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Relevant Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Relevant Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Relevant Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the relevant Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Relevant Documents.

“Maturity Date” means the date falling five (5) years after the Drawdown Date.

“Maximum Amount” means one hundred and thirty million Dollars ($130,000,000).

“MOA” means the memorandum of agreement dated 26 January 2012 in respect of the sale of the Vessel by the Seller to the Borrower.

“Mortgage” means the first priority statutory mortgage referred to in Clause 10.1.1 together with the Deed of Covenants.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Relevant Documents and Master Agreements to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Relevant Documents and Master Agreement to which it is party; and

(c)	carry on its business from time to time.

“Operator” means Petróleo Brasileiro S.A. – Petrobras.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding ten million Dollars ($10,000,000).

“Piranema Manager” means Sevan Piranema Servicos de Petróleo Ltda. of Av. Presidente Wilson 231 – sala 1003 e 1004, parte Rio de Janeiro – Rj – CEP 20011-000 Brazil.

“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

“Pre-Approved Flag” means Marshall Islands, Norwegian International Ship Registry, Norwegian Ordinary Register, Liberia, Panama, Isle of Man, UK, Cayman Islands, Bermuda, Bahamas and Singapore.

“Project Agreements” means the Charter Contract, the Bareboat Charter, the Charterer’s Assignment and the Management Agreements (if any), each as amended or extended from time to time.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Quiet Enjoyment Letter” means a letter agreement made or to be made between the Security Agent and the Operator, if so required by the Operator, in form and substance acceptable to the Lenders.

“Reference Banks” means, in relation to LIBOR, DNB Bank ASA and such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Documents” means the Finance Documents, the Master Agreements and the Project Agreements.

“Relevant Percentage” means, in respect of any Subsidiary of a Guarantor at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such Subsidiary which is beneficially owned (free from Encumbrances) by such Guarantor at such time.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower and/or the Bareboat Charterer as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Countries” means those countries subject to sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.’s Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”) including at the Execution Date, but without limitation, Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Agent to the Borrower based on respective sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Persons.

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, OFAC, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters page LIBOR 01 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the Loan for a period equal in length to the relevant Interest Period.

“Security Documents” means the Mortgage, the Deed of Covenants, the Assignment, the Shares Charge, the Guarantees, any Manager’s Confirmation, the Master Agreement Charge, the Account Charge or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness, and “Security Document” means any one of them.

“Security Parties” means at any relevant time, the Borrower, the Bareboat Charterer, the Piranema Manager, the Guarantors and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness but, for the avoidance of doubt, excluding the Operator and any Manager which is not wholly owned or controlled by either Teekay or TOO, and “Security Party” means any one of them.

“Seller” means Piranema Production AS (formerly Sevan Production AS) of Kittelsbuktveien 5, 4836 Arendal, Norway.

“Shares Charge” means the first priority charge over all of the membership interests in the Borrower referred to in Clause 10.1.5 to be given by TOO.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Teekay” means Teekay Corporation, a corporation incorporated under the laws of the Marshall Islands

“Teekay Group” means Teekay and each of its Subsidiaries.

“Teekay Guarantee” means the guarantee and indemnity referred to in clause 10.1.4.

“TOO” means Teekay Offshore Partners L.P. a limited partnership incorporated under the laws of the Marshall Islands.

“TOO Group” means TOO and each of its Subsidiaries.

“TOO Guarantee” means the guarantee and indemnity referred to in clause 10.1.3.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition, nationalisation or expropriation of the Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of the Vessel unless the Vessel is released and returned to the possession of the Borrower or the Bareboat Charterer within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

“Transaction” means a transaction entered into between any Swap Provider and the Borrower governed by a Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Finance Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessel” means the FPSO named PIRANEMA SPIRIT and everything now or in the future belonging to it on board or ashore.

(c)	In this Agreement:

(a)	words denoting the plural number include the singular and vice versa;

(b)	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

(c)	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

(d)	references to this Agreement include the Recitals and the Schedules;

(e)	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

(f)	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

(g)	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

(h)	references to any Finance Party include its successors, transferees and assignees;

(i)	a time of day (unless otherwise specified) is a reference to London time.

(d)	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1	Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment of a term loan in an aggregate amount not exceeding the Maximum Amount.

2.2	Increase The Borrower may by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of:

2.2.1	the Commitment of a Defaulting Lender in accordance with Clause 15.23; or

2.2.2	the Commitments of a Lender in accordance with Clause 6.1,

request that the Loan be increased in an aggregate amount in Dollars of up to the amount of the Commitment so cancelled as follows:

2.2.3	the increased Commitment will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Borrower (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitment which it is to assume, as if it had been an original Lender;

2.2.4	each of the Security Parties and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Security Parties and the Increase Lender would have assumed and/or acquired had the Increase Lender been an original Lender;

2.2.5	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an original Lender;

2.2.6	the Commitments of the other Lenders shall continue in full force and effect; and

2.2.7	any increase in the Loan shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in Clause 2.2.8 below are satisfied.

2.2.8	An increase in the Loan will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower the Increase Lender, and the Agent shall, as soon as reasonably practicable after it has executed a Increase Confirmation, send to the Borrower a copy of that Increase Confirmation;

2.2.9	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.10	the relevant Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of five thousand Dollars ($5,000) and such Increase Lender shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in the Loan under this Clause 2.2.

2.2.11	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

2.2.12	The Agent, each of the Lenders and the Increase Lender shall have the same rights and obligations between themselves as they would have had if the Increase Lender had been an original party to this Agreement as a Lender.

2.3	Finance Parties’ obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Purposes The Borrower shall apply the Loan for the purposes referred to in the Recital.

2.5	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent Before any Lender shall have any obligation to advance the Loan under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 11 (other than that in Clauses 11.2, 11.6 and 11.18) are true in all material respects.

3.3	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

3.4	Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, (or within any time period specific in Schedule 2 Part II) the Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2.

3.5	No Waiver If the Lenders in their sole discretion agree to advance the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, except to the extent expressly waived by the Agent in writing.

The advance of all or any part of the Loan under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1.

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance reasonably acceptable to the Agent; and

3.6.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1	Drawdown Request The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Commitment Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by an authorised signatory (including any Attorney-in-Fact) of the Borrower and, once delivered, is irrevocable.

4.2	Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Commitment to the Borrower through the Agent on the Drawdown Date.

5	Repayment

5.1	Repayment of Loan The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by twenty (20) consecutive quarterly instalments each in the sum of three million, two hundred and fifty thousand Dollars ($3,250,000), the first instalment falling due on the date which is three calendar months after the Drawdown Date and subsequent instalments falling due at consecutive intervals of three calendar months thereafter together with the Balloon Amount, payable simultaneously with the final Repayment Instalment.

5.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower is less than the Maximum Amount, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Maturity Date Any unpaid portion of the Loan shall be repaid in full by the Borrower on or before the Maturity Date.

5.4	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any applicable jurisdiction for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrower shall repay that Lender’s Commitment (to the extent already advanced) on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the Facility.

6.2	Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five million Dollars ($5,000,000)) subject as follows:

6.2.1	it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

6.2.2	no prepayment may be made until after the Commitment Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 in inverse order of maturity.

6.3	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.4	Sale of Vessel In the event of a sale or disposal of the Vessel, or any sale of the share capital of the Borrower by TOO, the Borrower shall, on the date of the sale or disposal, prepay the Loan in full. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period.

6.5	Total Loss In the event that the Vessel becomes a Total Loss:

(i)	the Borrower shall, on the earlier to occur of (i) the date on which the Borrower receives the proceeds of such Total Loss and (ii) the one hundred and twentieth day after the date of such Total Loss occurring, prepay the Loan in full PROVIDED ALWAYS that if such date is not the final day of an Interest Period, the Borrower may instead place the relevant sum in an account with the Security Agent, charged to the Security Agent in a manner reasonably acceptable to the Lenders, with an irrevocable instruction to the Security Agent to apply such sum in prepayment of the Loan on the final day of such Interest Period; and

(ii)	the Loan (if not yet drawn) will not be advanced after the occurrence of a Total Loss.

6.6	Change of Ownership In the event that:

(a)	any person or any two or more persons acting together (excluding Resolute Investments, Inc. or any successor thereto) acquire (a) legally or beneficially and either directly or indirectly more than 50% of the entire issued share capital of Teekay; or (b) the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors of Teekay; or

(b)	Teekay ceases to own and control a minimum of fifty one percent (51%) of the voting rights in Teekay Offshore GP L.L.C, the general partner in TOO; or

(c)	Teekay Offshore GP L.L.C. ceases to own and control a minimum of fifty one percent (51%) of the general partner interest in TOO; or

(d)	TOO ceases to maintain its listing as a publically-traded master limited partnership on the New York Stock Exchange; or

(e)	there is any change in the legal or beneficial ownership of or control over the Borrower by TOO without the Majority Lenders’ prior written consent,

then the Borrower shall prepay the Loan in full.

6.7	Project Agreement Termination In the event that:

(a)	any of the Project Agreements is terminated by the Borrower, the Bareboat Charter or any of their respective Affiliates by reason of breach by the Operator or a Manager who is not controlled by either of the Guarantors; or

(b)	any of the Project Agreements are breached by the Operator or by a Manager who is not controlled by either of the Guarantors, in a manner that gives rise to a right to terminate such Project Agreement or treat it as repudiated, by the Borrower; or

(c)	any of the Project Agreements is terminated by the Operator pursuant to an “Economic Hardship” provision in any Project Agreement,

then, unless a replacement Project Agreement is entered into within one hundred and eighty (180) days by the Borrower and/or the Bareboat Charter and/or a Subsidiary of the relevant Guarantor acceptable to the Majority Lenders, on terms reasonably acceptable to the Majority Lenders, the Borrower shall prepay the Loan in full.

7	Interest

7.1	Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be an Interest Period of three or six months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 am on the third Business Day before beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods Each Interest Period shall begin on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and shall end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3	Interest Periods to meet Repayment Dates If an Interest Period will expire after the Repayment Date, there shall be a separate Interest Period for that part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if applicable.

7.6	Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be three (3) months.

7.7	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8	Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9	Changes in market circumstances If at any time (a) the Agent determines that LIBOR is not available for any Interest Period or (b) a Lender or Lenders (whose Commitment(s) exceed fifty per cent (50%) of the Loan) inform the Agent by written notice that the cost to it or them of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.9.1	the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event; and

7.9.2	the rate of interest on each Lender’s Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.9.3	the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments;

7.9.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.10	Determinations conclusive The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees, the cost of obtaining an initial insurance report (and of obtaining further insurance reports only if there is a material change in the terms of the Insurances or material change in the marine insurance market), and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents and the Master Agreements (whether or not any Finance Document or Master Agreement is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document or Master Agreement (whether or not completed); and

8.1.3	any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document or Master Agreement or which a Finance Party is entitled to call for or obtain under any Finance Document or Master Agreement.

8.2	Funding costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs As a result of a Finance Party receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question the Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan and any liabilities, expenses or losses incurred by the Finance Party in terminating or reversing, or otherwise in connection with any open position arising under this Agreement.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) by an unconnected third party any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6, the Finance Party affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10; or

8.6.2	compensated for by a payment made under Clause 17.3; or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7	Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8	Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not effect the right of any other Finance Party to receive such indemnity.

8.9	Other costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all sums which a Finance Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.10	Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1	Commitment fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a commitment fee at a per annum rate of forty per cent (40%) of the Margin on the daily undrawn and uncancelled amount of the Maximum Amount accruing from 14 December 2011 until the earlier of the Drawdown Date and the Commitment Termination Date. The accrued Commitment Fee is payable in arrears on the Commitment Termination Date or the Drawdown Date, whichever is the earlier. No commitment fee is payable to the Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

9.2	Upfront fee The Borrower shall pay to the Lenders an upfront fee in the amount and at the times agreed in the Fee Letter.

9.3	Agency fee The Borrower shall pay to the Agent an agency fee in the amount and at the times agreed in the Fee Letter.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent at the relevant time, the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	a first priority statutory mortgage over the Vessel together with a collateral deed of covenants;

10.1.2	a first priority deed of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of the Vessel, and of the benefit of the Charterer’s Assignment;

10.1.3	an unconditional and irrevocable on demand guarantee and indemnity from TOO (for any period when the Borrower is owned by TOO or one of its Subsidiaries);

10.1.4	an unconditional and irrevocable on demand guarantee and indemnity from Teekay as security for the repayment of thirty million Dollars ($30,000,000) of the Balloon Amount;

10.1.5	a first priority charge from TOO over all the membership interests in the Borrower;

10.1.6	a first priority deed of charge over the Master Agreement Benefits;

10.1.7	at any time when the Managers are not controlled by either of the Guarantors, a Manager’s Confirmation; and

10.1.8	a first priority deed of charge over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account.

10.2	Remittance of Earnings The Borrower shall procure that all Earnings are promptly paid to the Earnings Account and, immediately upon the occurrence of an Event of Default which is continuing unremedied or unwaived, the Borrower shall procure that all Earnings are paid to such account(s) as the Agent shall from time to time specify by notice in writing to the Borrower.

10.3	General application of moneys Whilst an Event of Default is continuing unremedied and unwaived the Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:

10.3.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.3.3	otherwise arising under or in connection with any Finance Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:-

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Agent;

(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

(iv)	fourthly in or towards payment of all other Indebtedness (other than Master Agreement Liabilities) that have fallen due in accordance with the terms of this Agreement hereunder;

(v)	fifthly in or towards payment of any Master Agreement Liabilities; and

(vi)	sixthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining), at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.2 shall only be made on the Execution Date and the representations and warranties contained at Clauses 11.6 and 11.18 shall only be repeated on the Drawdown Date):-

11.1	Status and Due Authorisation Each of the Security Parties is a corporation, limited liability company or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3	Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Security Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7	No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8	Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9	No Winding-up The Borrower has not taken any limited liability company action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against the Borrower for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.10	Solvency

11.10.1	Neither the Borrower nor the TOO Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2	Neither the Borrower nor the TOO Group taken as a whole has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3	The value of the assets of each of the Borrower and the TOO Group taken as a whole is not less than the liabilities of the Borrower or the TOO Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower or of the TOO Group taken as a whole.

11.11	No Material Defaults

11.11.1	Without prejudice to Clause 11.11.2, the Borrower is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

11.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.12	No Material Proceedings No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency against any member of the Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect or which is not covered by adequate insurance.

11.13	No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrower to create any Encumbrance (other than a Permitted Encumbrance) over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.14	No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.15	Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.16	Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.17	Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities or article 305 bis of the Swiss Penal Code.

11.18	Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.19	Use of Facility The Facility will be used for the purposes specified in the Recital.

11.20	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.20.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.20.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.20.3	the time barring of claims under any applicable limitation acts;

11.20.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.20.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1	Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Borrower’s financial years, the unaudited financial statements of the Borrower for that financial year, signed by a duly authorised representative of the Borrower, and related cashflows.

12.1.2	Maintenance of Legal Validity The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.3	Notification of Default The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.4	Charter notifications The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing if: (i) the Operator gives notice to terminate the Charter Contract; (ii) if hire payable under the Charter Contract has not been paid for more than thirty days; or (iii) if hire payable under the Charter Contract is wrongfully withheld, in whole or in part, on three consecutive occasions.

12.1.5	Other notifications The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of any Environmental Claim, any change in its financial position that is likely to have a Material Adverse Effect, and of any breach (other than one which has no material consequence) of a Project Agreement or any other material contract entered into from time to time relating to the Vessel.

12.1.6	Claims Pari Passu The Borrower shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.7	Management of Vessel The Borrower shall ensure that the Vessel is at all times technically and commercially managed by the Piranema Manager (or by an approved Manager) in accordance with good industry standards.

12.1.8	Classification The Borrower shall ensure that the Vessel maintains the highest classification available for the purpose of the relevant trade of the Vessel which shall be with a Pre-Approved Classification Society free from any overdue recommendations and conditions affecting the Vessel’s class and the Borrower shall not change the class certification of the Vessel without the Majority Lenders’ prior written consent (such consent not to be unreasonably withheld).

12.1.9	Operator The Borrower shall ensure that the only entity operating the Vessel shall be either (i) the Bareboat Charterer; or (ii) another wholly owned Subsidiary of Teekay or TOO; or (iii) the Piranema Manager; or (iv) any other company approved by the Majority Lenders.

12.1.10	Capex the Agent acknowledges and agrees that the Borrower may incur up to seven million five hundred thousand Dollars ($7,500,000) of capex per annum, following which the Borrower shall not incur any additional capex unless such excess capex is funded only by further equity or debt provided to the Borrower in accordance with the terms of Clause 12.1.25(a).

12.1.11	Negative Pledge The Borrower shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of its assets (including but not limited to the Vessel and the Insurances) other than a Permitted Encumbrance.

12.1.12	Registration The Borrower shall not for the duration of the Facility Period change or permit a change to the flag of the Vessel other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.13

ISM and ISPS Compliance The Borrower shall comply in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall procure that the Manager holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same.

12.1.14	Necessary Authorisations Without prejudice to Clause 12.1.8 or any other specific provision of the Security Documents relating to an Authorisation, the Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.15	Compliance with Applicable Laws The Borrower shall comply with all applicable laws to which it may be subject if a failure to do the same may, in the opinion of the Agent, have a Material Adverse Effect.

12.1.16	Compliance with Environmental Laws The Borrower shall comply with, and shall ensure that any Manager controlled by TOO or Teekay complies with, all Environmental Laws.

12.1.17	Performance of Obligations The Borrower shall comply with the material provisions of all agreements in relation to the Vessel.

12.1.18	Further Assurance The Borrower shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.19	Other information The Borrower will promptly supply to the Agent such information and explanations as the Majority Lenders may from time to time reasonably require in connection with the operation of the Vessel and any financial information reasonably requested in connection with the Borrower, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

12.1.20	Inspection of records The Borrower will permit the inspection of its financial records and accounts following an Event of Default which is continuing unremedied or unwaived from time to time during business hours by the Agent or its nominee.

12.1.21	Insurance The Borrower shall ensure at its own expense throughout the Facility Period that the Vessel is insured and operated in accordance with the provisions set out in the relevant Security Documents.

12.1.22	Change of Business Except as expressly permitted in the Security Documents the Borrower shall not carry on any business, other than that of owning, chartering and operating the Vessel and holding a 100% interest in the Bareboat Charterer and holding an interest of not less than 99.99% in the Piranema Manager.

12.1.23	No disposal of assets The Borrower shall not dispose of any of its material assets other than a sale of the Vessel which complies with Clause 6.4.

12.1.24	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.25	Intercompany borrowings The Borrower may only borrow:

(a)	from members of the Teekay Group or TOO Group on a subordinated and unsecured basis; and

(b)	from other parties in the ordinary course of its business and in an aggregate amount of no more than ten million Dollars (US$10,000,000),

provided always that no Event of Default has occurred and is continuing.

12.1.26	Enforcement of Obligations The Borrower shall take all reasonable steps to enforce its rights under the Bareboat Charter and any other agreements relating to the Vessel.

12.1.27	No dividends The Borrower shall not pay dividends or make other distributions to shareholders:

(a)	whilst an Event of Default has occurred and is continuing unremedied and unwaived; or

(b)	following breach of any of the covenants contained in this Clause 12 or in Clause 8 of a Guarantee.

12.1.28	No Merger The Borrower shall not merge with any other entity, split up or materially divest without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

12.1.29	No Material Amendment to Project Agreements The Borrower shall not agree to any material amendment or termination of any of the Project Agreements to which it is a party without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

12.1.30	Ownership The Borrower shall procure that its legal and beneficial ownership remains wholly owned by TOO.

12.1.31	Restricted Persons The Borrower understands that the Finance Parties are prohibited to conclude transactions or finance transactions with any persons, entities or any other parties (hereinafter collectively referred to as “Restricted Persons”) (i) subject to any economic and trade sanctions administrated by the United Nations (“UN”), the European Union (“EU”), the state Secretariat for Economic Affairs (“SECO”) of Switzerland and the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), (ii) owned or controlled by entities or any other parties as defined in (i) hereinbefore.

The Borrower confirms that based on appropriate due diligence they shall not “knowingly” transfer or provide the benefits of any money, proceeds or services provided by or received from the Lenders to such Restricted Persons or conduct any business activity prohibited by one of the sanctions programs mentioned hereinbefore such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lenders.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Failure to Pay Any Security Party fails to pay any amount due from it under a Finance Document or a Master Agreement at the time, in the currency and otherwise in the manner specified herein or therein provided that, if the relevant Security Party can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under the relevant Finance Document or Master Agreement; or

13.1.2	Misrepresentation Any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 12.1.3, 12.1.7, 12.1.10 or 12.1.12; or

13.1.4	Financial Covenants There is any breach of the financial covenants set out in Clause 8.1 of each Guarantee remaining issued and unreleased; or

13.1.5	Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within thirty (30) days of the earlier of (a) the Borrower becoming aware of such failure to perform or comply and (b) the Agent informing the Borrower in writing of such failure to perform or comply; or

13.1.6	Cross Default Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Borrower or the Bareboat Charter is equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) of Teekay or any of its Subsidiaries, is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (iii) of TOO or any of its Subsidiaries, is equal to or greater than fifty million Dollars (US$50,000,000) or its equivalent in any other currency; or

13.1.7	Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors unless:

(a)	in respect of the Bareboat Charterer, if it has been replaced by another reasonably acceptable charterer within 6 months of insolvency; or

(b)	in respect of TOO, Teekay increases the Teekay Guarantee to cover 100% of the Indebtedness within 30 days of any TOO insolvency.

13.1.8	Winding-up A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness unless the Agent is satisfied, acting reasonably, that such actions, steps or proceedings are frivolous or vexatious and are being contested appropriately by the relevant Security Party; or

13.1.9	Execution or Distress

(a)	Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction, subject to the amount due being in an aggregate (i) for Teekay or any of its Subsidiaries, of equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, and for the Borrower of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrower), of equal to or greater than fifty million Dollars (US$50,000,000) or its equivalent in any other currency, and for the Borrower of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party, subject (other than in the case of the Borrower) to the amount in question being in an aggregate amount (i) for Teekay or any of its Subsidiaries, of equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, and for the Borrower of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrower), of equal to or greater than fifty million Dollars (US$50,000,000) or its equivalent in any other currency, and for the Borrower of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)	Notwithstanding the foregoing paragraphs of this Clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of the Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against the Vessel where the release of or discharge of the lien or claim on or against the Vessel has not been procured within 30 days; or

13.1.10	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances Insurance is not maintained in respect of the Vessel in accordance with the terms of the Security Documents; or

13.1.12	Class The Vessel has its classification withdrawn by the relevant classification society PROVIDED THAT if such withdrawal is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the Vessel’s classification is not reinstated to the satisfaction of the Agent within twenty one (21) days; or

13.1.13	Environmental Matters

(a)	Any Environmental Claim is pending or made against the Borrower or the Bareboat Charterer or the Operator or a Manager or any of their Environmental Affiliates or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect; or

(b)	Any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.14	Repudiation Any Security Party repudiates any Finance Document or Project Agreement to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document or Project Agreement; or

13.1.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16	Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or for the Operator to perform its obligations under the Quiet Enjoyment Letter (if any) or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after written notification from the Agent; or

13.1.17	Material Adverse Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Finance Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within 30 days of written notification from the Agent; or

13.1.18	Qualifications of Financial Statements The auditors of the relevant Group qualify their report on any audited consolidated financial statements of such Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.19	Conditions Subsequent if any of the conditions set out in Clause 3.4 is not satisfied within thirty (30) days (or such longer period as may be specified in Schedule 2, Part II) of the Drawdown Date, or such other time period specified by the Agent acting on the instructions of the Majority Lenders; or

13.1.20	Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.21	Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.22	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.23	Challenge to Registration if the registration of the Vessel or the Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.24	War if the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

13.1.25	Notice of Determination if a Guarantor gives notice to the Agent to determine its obligations under the relevant Guarantee; or

13.1.26	Abandonment of the Vessel if the Vessel is abandoned; or

13.1.27	Termination or material breach If:

(a)	any of the Project Agreements is terminated by the Operator or any of its Affiliates by reason of breach by a Security Party unless, in the case of the Charter Contract, the Vessel has been employed on another charter on terms reasonably acceptable to the Majority Lenders within one hundred and eighty (180) days of such termination; or

(b)	any of the Project Agreements is breached by a Security Party in a manner that gives rise to a right to terminate such Project Agreement or treat it as repudiated by the Operator or any of its Affiliates; or

13.2	Acceleration If an Event of Default is continuing unremedied and unwaived the Agent may, and shall (at the request of the Majority Lenders), by notice to the Borrower cancel any part of the Maximum Amount not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero; and/or

13.2.4	exercise all of its rights under the Finance Documents.

14	Assignment and Sub-Participation

14.1	Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement

(i)	to any other branch or Affiliate of that Lender or any other Lender; or

(ii)	(subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld and to be deemed to be given unless notice to the contrary is received within five (5) Business Days of the request being given, but not to be required at any time after an Event of Default which is continuing unremedied or unwaived or if the assignment is in favour of a central bank or federal reserve) to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment PROVIDED ALWAYS that any assignment or transfer under this Clause 14 shall not result in any increased costs to the Borrower or the Lenders at the date of and as a consequence of such assignment or transfer.

14.2

Borrower’s co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessel which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Lender may disclose the size and term of the Facility and the names of each Security Party to any lawyers, insurers, investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights and obligations under the Finance Documents.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	In addition to the other rights provided to the Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank except that no such charge, assignment or security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or (other than upon enforcement by the beneficiary of such charge, assignment or security) substitute the beneficiary of the relevant charge, assignment or other security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

14.5	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.5.1	to the extent that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.5.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.5.1; and

14.5.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars ($5,000).

The Agent is hereby authorised to sign any Transfer Certificate on behalf of each Finance Party and the Borrower and shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.6

Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.7	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.8	Disenfranchisement of Defaulting Lenders

14.8.1	For so long as a Defaulting Lender has any Commitment undrawn or outstanding, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be discounted.

14.8.2	For the purposes of this Clause 14.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (i), (ii) or (iii) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

14.9	Replacement of a Defaulting Lender

The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

14.9.1	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) or a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents;

14.9.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 14.9 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than fifteen (15) Business Days after the notice referred to in the first paragraph of Clause 14.9; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2	Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Each Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

15.1.4	Except where the context otherwise requires, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

15.2	Authority Each Lender irrevocably authorises the Security Agent (in the case of Clause 15.2.1) and the Agent (in the case of Clauses 15.2.2, 15.2.3 and 15.2.4) (in each case subject to Clauses 15.4 and 15.18):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of one hundred and twenty five (125) years from the date of this Agreement.

The provisions of Part 1 of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower’s obligations under this Agreement unless expressly contemplated by the Finance Documents; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions “Majority Lenders”, “Margin”, “Commitment Fee” or “Default Rate”; nor

15.4.4	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4 or any Clause that refers to a unanimous approval of all Lenders.

15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent’s rights The Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party;

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions; and

15.8.7	disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrowers or the Majority Lenders.

15.9	The Agent’s duties The Agent shall:

15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the

Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 as the “Excess Amount”) then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. In the absence of instructions from the Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or the Security Agent may resign as security agent at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1	with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent or the Security Agent (as the case may be) appoint a successor to act as agent and/or security agent or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent or the Security Agent (as the case may be) may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent or the Security Agent (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

15.21.3	the Agent or the Security Agent (as the case may be) shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4	the successor of the Agent or the Security Agent (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22	No fiduciary relationship Except as provided in Clauses 15.3 and 15.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

15.23	Defaulting Lender If any Lender becomes a Defaulting Lender:

15.23.1	the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of the Commitment of that Lender;

15.23.2	On the notice referred to in paragraph 15.23.1 above becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero; and

15.23.3	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 15.23.1 above, notify all the Lenders.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Borrower may not set off any obligations due to it from the Finance Parties from payments due from the Borrower pursuant to the Finance Documents.

17	Payments

17.1	Payments Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate If the Borrower pays any additional amount under Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7	Control Account The Agent shall (without further input required from the Borrower) open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 by the Agent and those entries will, in the absence of manifest error, be conclusive and binding.

17.8

Clawback The Agent shall have no liability to pay any sum to the Borrower until it has itself received payment of that sum. If, however, the Agent does pay any sum to the Borrower on account of any amount prospectively due to the Borrower pursuant to Clause 4 before it has itself received payment of that amount, the

Borrower will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1, Part 1; and

18.2.3	in the case of the Agent and the Security Agent, DNB BANK ASA, 200 Park Avenue, New York, NY10166, USA (fax no: +1 212 681 4123; email evan.uhlick@dnb.no);

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties and the relevant Security Party.

21.2	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7	Disclosure of Information The Borrower authorises each Lender to disclose any information and/or document(s) concerning its relationship with such Lender (i) to authorities in any other countries where such Lender or any Affiliate is represented and/or where any Lender or any Affiliate may be requested information by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law, (ii) to parties to whom that Lender charges, assigns or otherwise creates security (or may do so) pursuant to Clause 14.4, and (iii) to any Affiliate of that Lender making it possible to consolidate the member of the Group’s total commitments and offer the member of the Group any other products offered by that Lender or any Affiliate, subject always to the duties of confidentiality on the Lenders set out herein.

22	Law and Jurisdiction

22.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute;

(a)	which may arise out of or in connection with this Agreement; or

(b)	relating to any non-contractual obligations arising from or in connection with this Agreement,

and that any proceedings may be brought in those courts.

22.3	Alternative jurisdictions Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4	Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1:

Part I: The Lenders and the Commitments

The Lenders	The Commitments (US$)	The Proportionate Share (%)
Nordea Bank Finland plc 437 Madison Avenue New York NY 10022 USA Attention: Henning Lyche Christiansen Fax: +1 212 421 4420 Email: henning.christiansen@nordea.com cc: Attention: Christian David Christensen Fax: +1 212 421 4420 Email: christian.christensen@nordea.com	27,500,000	21.2

DNB Bank ASA 200 Park Avenue New York NY 10166 USA Attention: Evan Uhlick Fax: +1 212 681 4123 Email: evan.uhlick@dnb.no	27,500,000	21.2

Royal Bank of Canada Suite 3900, Bankers Hall West 888 – 3rd Street SW Calgary, Alberta T2P 5C5 Canada Attention: Tim VandeGriend Fax: +1 403 292 3234 Email: tim.vandegriend@rbccm.com	25,000,000	19.2

Credit Suisse AG St. Alban-Graben 1-3 P.O. Box 4002 Basel Switzerland Attention: Gianrichy Giamboi Fax: +41 61 266 79 39 Email:gianrichy.giamboi@credit-suisse.com	25,000,000	19.2

Skandinaviska Enskilda Banken AB P.O. Box 1843 Vika N-0123 Oslo Norway Attention: Anne Geelmuyden Fax:+47 22 82 71 31 Email: anne.geelmuyden@seb.no	25,000,000	19.2

Part II: The Swap Providers

Nordea Bank Finland plc

437 Madison Avenue

New York

NY 10022

USA

Attention: Henning Lyche Christiansen

Fax: +1 212 421 4420

Email: henning.christiansen@nordea.com

cc:

Attention: Christian David Christensen

Fax: +1 212 421 4420

Email: christian.christensen@nordea.com

Part III: The MLAs

The MLAs

Nordea Bank Finland plc

437 Madison Avenue

New York

NY 10022

USA

Attention: Henning Lyche Christiansen

Fax: +1 212 421 4420

Email: henning.christiansen@nordea.com

cc:

Attention: Christian David Christensen

Fax: +1 212 421 4420

Email: christian.christensen@nordea.com

DNB Bank ASA

200 Park Avenue

New York

NY 10166

USA

Attention: Evan Uhlick

Fax: +1 212 681 4123

Email: evan.uhlick@dnb.no

Part IV: The Bookrunners

The Bookrunners

DNB Markets Inc.

200 Park Avenue

31st Floor

New York

N.Y. 10166-0396

USA

Nordea Bank Finland plc

437 Madison Avenue

New York

NY 10022

USA

Attention: Henning Lyche Christiansen

Fax: +1 212 421 4420

Email: henning.christiansen@nordea.com

cc:

Attention: Christian David Christensen

Fax: +1 212 421 4420

Email: christian.christensen@nordea.com

Part V: The Lead Arrangers

Credit Suisse AG

St. Alban-Graben 1-3

P.O. Box

4002 Basel

Switzerland

Attention: Gianrichy Giamboi

Fax: +41 61 266 79 39

Email: gianrichy.giamboi@credit-suisse.com

Royal Bank of Canada

Suite 3900, Bankers Hall West

888 – 3rd Street SW

Calgary, Alberta T2P 5C5

Canada

Attention: Tim VandeGriend

Fax: +1 403 292 3234

Email: tim.vandegriend@rbccm.com

Skandinaviska Enskilda Banken AB

P.O. Box 1843 Vika

N-0123 Oslo

Norway

Attention: Anne Geelmuyden

Fax: +47 22 82 71 31

Email: anne.geelmuyden@seb.no

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent to the Drawdown Date

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each relevant Security Party together with such other evidence as the Agent may reasonably require that each such Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each relevant Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution (or of an extract of a resolution) of the board of directors of each relevant Security Party (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificates A certificate of a duly authorised officer or representative of each relevant Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Security Party (or its sole member or general partner) and the proportion of shares held by each shareholder.

(e)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each relevant Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents A photocopy, certified as true, accurate and complete by a duly authorised representative of the Borrower, of:

(i)	the MOA;

(ii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the MOA;

(iv)	the Project Agreements;

(v)	any Management Agreement;

(vi)	the Vessel’s current SMC;

(vii)	the ISM Company’s current DOC;

(viii)	the Vessel’s current ISSC;

in each case together with all addenda, amendments or supplements.

(b)	Evidence of Borrower’s title Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under a Pre-Approved Flag in the ownership of the Borrower and the Mortgage will be capable of being registered against the Vessel with first priority.

(c)	Certificate of no Encumbrances A certificate from the Borrower that the Vessel is free of Encumbrances other than Permitted Encumbrances.

(d)	Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(e)	Security Documents The Security Documents (other than the Master Agreement Charge and the Account Charge) together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(f)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

3	Legal opinions

Legal opinions of the legal advisers addressed to the Agent (but permitting reliance by the Lenders) in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Drawdown Date, or confirmation satisfactory to the Agent that such an opinion will be given, namely:

(a)	an opinion on matters of English law from Stephenson Harwood;

(b)	an opinion on matters of Marshall Islands law from Watson, Farley & Williams LLP;

(c)	an opinion on matters of Norwegian law from Bugge Arentz-Hansen & Rasmussen; and

(d)	an opinion on matters of Brazilian law from Souza, Cescon, Barrieu & Flesch Advogados.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 22.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Confirmation of class Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to Vessel of her type with a Pre-Approved Classification Society.

5	Certificate of ownership

(a)	A certificate from Teekay that it owns a minimum of fifty one per cent (51%) of the voting rights in Teekay Offshore GP L.L.C., the general partner in TOO.

(b)	A certificate from Teekay Offshore GP L.L.C. that it owns a minimum of fifty one per cent (51%) of the general partner interests in TOO.

(c)	A statement from TOO confirming its ownership of and voting rights for one hundred per cent (100%) of the share capital of the Borrower.

Part II: Conditions subsequent to the Drawdown Date

1	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

2	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents (other than the acknowledgement from the Operator referred to in Schedule 2, Part II, paragraph 4 and any acknowledgement required pursuant to the Account Charge).

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent, together with an opinion on Norwegian law matters from Bugge Arentz-Hansen & Rasmussen in respect of the Account Pledge, to be provided within thirty (30) calendar days of the Execution Date.

4	Operator (Within six calendar months of the Drawdown Date, or such longer period as the Agent may agree) the original Quiet Enjoyment Letter duly signed by the Operator (if so required by the Operator) together with an acknowledgement from the Operator to the notice of the Charterer’s Assignment, containing such step-in provisions as may be reasonably required by the Agent.

5	Evidence of Borrower’s title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the relevant Pre-Approved Flag confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

6	Account Charge (Within 30 calendar days of the Execution Date, or such longer period as the Agent may agree) the original executed Account Charge, together with all documents required by it.

7	Approvals The Vessel’s Temporary Enrolment Approval issued by the Brazilian Navy Seashore and Harbour Directorate (“AITEE”) and the certificate issued by the Federal Revenue Office in respect of the Piranema Manager as soon as reasonably practicable.

8	Master Agreements (Within 45 calendar days of the Execution Date, or such longer period as the Swap Providers may agree) the Master Agreements together with any Credit Support Documents.

9	Master Agreement Charge (Within 45 calendar days of the Execution Date, or such longer period as the Swap Providers may agree) the Master Agreement Charge and any relevant legal opinions.

SCHEDULE 3: Calculation of Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(a)	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

(b)	The Additional Cost Rate for any Lender lending from an office in the euro-zone or from Switzerland will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank or the Swiss Central Bank as a result of participating in the Loan from that office.

(c)	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

(d)	where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01	per cent per annum
100 - (B + S)

(e)	where the Loan is denominated in any currency other than sterling:

F x 0.01	per cent per annum
300

where:

B	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Clause 7.8 (Default interest)) payable for the relevant Interest Period on the Loan;

S	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to that Lender on special deposits; and

F	is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

2	For the purpose of this Schedule:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	“fee base” has the meaning given to it in the Fees Regulations;

(c)	“Fees Regulations” means the regulations governing periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

3	In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

4	If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

5	If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrower.

SCHEDULE 4: Form of Drawdown Notice

To:	DNB BANK ASA

200 Park Avenue

New York

NY10166

USA

Fax No: +1 212 681 4123

Email: evan.uhlick@dnb.no

From:	PIRANEMA L.L.C.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated              2012 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the sum of [                    ] to us on              20    , which is a Business Day, by paying the amount of the advance to [                    ].

We warrant that the representations and warranties contained in Clause 11 (except for Clause 11.2) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on              20    , that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [    ] months as the first Interest Period.

Yours faithfully

For and on behalf of

PIRANEMA L.L.C.

SCHEDULE 5: Form of Transfer Certificate

To:	DNB BANK ASA

200 Park Avenue

New York

NY10166

USA

Fax No: +1 212 681 4123

Email: evan.uhlick@dnb.no

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated              2012,          on the terms and subject to the conditions of which a secured revolving credit facility was made available to Piranema L.L.C., by a syndicate of banks on whose behalf you act as agent and security agent.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligation arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DNB Bank ASA as Agent and on behalf of each of the Finance Parties and the Borrower

By:

Date:

SCHEDULE 6: Form of Increase Confirmation

To:	DNB Bank ASA as Agent, and Piranema L.L.C as Borrower

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Piranema L.L.C. — $130,000,000 Facility Agreement dated [                    ] (the “Agreement”)

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

We refer to Clause 2.2 (Increase).

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an original Lender under the Agreement.

The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [                    ].

On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

The address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 18.2 are:

Name of Increase Lender: [—]

Address: [—]

Fax: [—]

E-mail: [—]

Attention: [—]

The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                    ].

Agent	Security Agent

By:	By:

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)
duly authorised for and on behalf	)
of PIRANEMA L.L.C.	)

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as the Agent))

SIGNED by	)
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as the Security Agent))

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)
(as an MLA))

SIGNED by	)
duly authorised for and on behalf	)
of DNB BANK ASA	)
(as an MLA))

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)
(as a Swap Provider))

SIGNED by	)
duly authorised for and on behalf	)
of DNB MARKETS INC.	)
(as a Bookrunner))

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)
(as a Bookrunner))

SIGNED by	)
duly authorised for and on behalf	)
of CREDIT SUISSE AG	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of CREDIT SUISSE AG	)
(as a Lead Arranger))

SIGNED by	)
duly authorised for and on behalf	)
of ROYAL BANK OF CANADA	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of ROYAL BANK OF CANADA	)
(as a Lead Arranger))

SIGNED by	)
duly authorised for and on behalf	)
of SKANDINAVISKA ENSKILDA BANKEN AB	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)
of SKANDINAVISKA ENSKILDA BANKEN AB	)
(as a Lead Arranger))